Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Its Fiscal 2015 Fourth Quarter and Year-End Results

GREENVILLE, Wis., July 9, 2015 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education marketplace, today announced its fiscal 2015 fourth quarter and year-end results for the period ended April 25, 2015 (“fiscal 2015”).  The Company will be hosting a teleconference and webcast tomorrow, July 10, 2015 at 8:30 a.m. ET to discuss its results of operations and outlook.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “While our results came in below plan, our revenue has stabilized, and we are much better positioned for profitable growth.  In our core products areas, recent changes to our merchandising, marketing and selling strategies have begun to yield positive results and we believe SSI is positioned to experience organic growth in the coming years.   In fiscal 2015, we made significant changes to our organization: integrating core support functions; enhancing our operations and supply chain structure; and realigning our merchandising, marketing and sales teams.  By establishing a “one-SSI” operating structure, we were able to right size the organization in the fourth quarter and lower headcount by nearly 19%.  Through cost reduction initiatives executed in fiscal 2015, we estimate that our current cost structure is approximately $15 million lower than fiscal 2014, net of reinvestments we have made and other changes in the business.  Importantly, our departments are more efficient and the new operating structure is clearly facilitating a collaborative focus on growth initiatives, a better customer experience and improved bottom-line performance.  Finally, based on the significantly improved productivity we are currently experiencing in our fulfillment centers, we are well positioned to deliver for our customers in the current peak season. ”

Mr. Yorio continued, “From a revenue perspective, there were a number of positive highlights for the year.  Our core supply business was stable and several categories, such as Furniture and AV/Tech, showed modest growth.  Growth in our Science business more than offset lower sales in Reading; however, Reading is developing some exciting enhancements to its product line and we expect those efforts to drive growth in the future.  Recently implemented catalog and merchandising changes, the addition of individuals with key domain expertise and the continued build out of our inside sales force will enable us to improve our assortment and increase customer touch points.  These changes are very evident in categories such as Instructional Solutions which presents a meaningful growth opportunity for our Company.  While we are targeting modest growth in the short fiscal year ending in December of 2015, we believe we have significant opportunities to grow in our core preK-12 education market, while expanding our presence in new markets, such as e-tail/retail partnerships, health care and higher education, among others. ”

Fourth Quarter Financial Results (compares three months ended April 25, 2015 and April 26, 2014)

■

Revenues were $106.0 million, a decrease of $2.3 million or 2.1% as compared to revenues of $108.3 million.  Distribution segment revenues of $89.2 million were roughly in line with the prior fiscal year’s revenues of $89.7 million, as growth in the Furniture and A/V Tech segments helped offset declines in the Supplies and

■

Instructional Solutions product categories.  Curriculum segment revenues decreased $1.8 million or 9.7%, from $18.6 million to $16.8 million, with the majority of the decline in the Reading group, which was the result of certain new product initiatives being delayed and modest declines across select legacy product lines.

■

Gross margin was 33.9% as compared to 39.5%.  Distribution segment gross margin was 36.4% as compared to 37.2%, and the Curriculum segment gross margin was 20.9% as compared to 50.8%.  The decrease in overall gross margin was primarily related to a $4.3 million increase in product development amortization (approximately 400 basis points of the decline) and an overall shift in product mix.  In the fiscal 2015 fourth quarter, $3.8 million of expense recorded was associated with the write-down of certain product development assets.  As product development amortization primarily relates to the Curriculum segment, the increase noted above accounted for approximately 60% of the decrease in fourth quarter Curriculum gross margins, with the remaining decrease related primarily to a change in the product mix as compared to last year’s fourth quarter.

■

SG&A expenses were $51.8 million as compared to $55.7 million, a decrease of $3.9 million or 7.0%.  SG&A attributable to the Distribution and Curriculum segments decreased $2.5 million in total or 4.8%, primarily as a result of cost reduction programs and lowered headcount, partially offset by higher marketing costs of $0.9 million associated with catalog production and an increase in depreciation expense of approximately $0.8 million. Corporate SG&A declined $1.4 million, primarily as a result of decreased restructuring related costs.

■

The Company recorded $1.8 million of restructuring charges related primarily to severance.  In the comparable year-ago period, the Company recorded $0.5 million of restructuring charges, primarily related to facility closures and consulting fees.

■	Net loss was $25.8 million in the current year compared with a net loss of $19.0 million in the prior year.

■	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $2.8 million as compared to a loss of $4.0 million, an improvement of $1.2 million.

Mr. Yorio noted, “Although fourth quarter revenues were down slightly from prior year, overall bookings were up and we entered the current year with a stronger open order position than prior year.  The fourth quarter EBITDA improvement over prior year reflects the more efficient operating structure put in place during the quarter.”

Fiscal Year Financial Results (compares twelve months ended April 25, 2015 and combined twelve months ended April 26, 2014)

As a result of the emergence from bankruptcy occurring six weeks into fiscal 2014, management believes that the presentation of Non-GAAP Financial Information – Combined Results for the first twelve months of fiscal 2014 offers a useful non-GAAP normalized comparison to GAAP results of the Successor Company for the twelve months ended April 25, 2015.  Non-GAAP combined results for the twelve months ended April 26, 2014 include results of operations for the Successor Company for the forty six weeks ended April 26, 2014 and the Predecessor Company for the six weeks ended June 11, 2013.

■

Revenues were $621.9 million, a decline of $8.8 million or 1.4% as compared to $630.7 million, which includes the impact of $4.3 million of revenues from printing plants that were divested in fiscal 2014.  Distribution segment revenues decreased $10.9 million, or 2.0%, and includes the loss of$4.3 million of revenues associated with the print plant divestiture and an $8.8 million decline in the agenda product category.  Absent these changes, the Distribution segment showed a modest increase in the year led by a $5.5 million increase in Furniture revenues. Curriculum segment revenues increased 2.4% or $2.1 million, primarily related to the adoption of a state science curriculum in Texas during the first quarter of fiscal 2015.

■

Gross margin was 36.7% as compared to 39.0%, a decline of 230 basis points.  The primary driver of the gross margin decline was incremental product development amortization of $7.1 million in fiscal 2015, which contributed to 120 basis points of the decline.  Distribution segment gross margin was 35.3% as compared to 36.8%, with the primary driver related to gross margin declines of the Company’s agenda products.  Curriculum segment gross margin was 44.6% as compared to 52.2%.  The entire decline of 720 basis points was attributable to incremental product development amortization.  In fiscal 2015, a higher level of recent product development expenditures were amortized over a 2-year period versus a more typical 5-year period.   In addition, as noted above, the Company recorded $3.8 million of expense associated with the write-down of certain product development assets, which includes $1.3 million of assets associated with digital agenda product offerings.

■

Selling, general and administrative (SG&A) expenses were $232.5 million as compared to $240.6 million, a decrease of $8.1 million or 3.4%.  SG&A attributable to the Distribution and Curriculum segments decreased $9.9 million in total, and Corporate SG&A increased $1.8 million.  Distribution segment SG&A declined by 2.4% due to lower compensation and benefit costs and lower marketing expenses, partially offset by an increase in transportation costs.  Curriculum segment SG&A decreased by 11.5% due to lower marketing costs and compensation and benefit costs.  The increase in Corporate SG&A was primarily related to costs associated with process improvement implementation initiatives, as well as a $0.6 million write-down of the Salina, KS facility which was subsequently sold in the fiscal 2015 fourth quarter.

■

The Company recorded $6.1 million of restructuring charges related primarily to severance and adjustments to estimated lease termination costs associated with a prior year closure of a distribution center.  Severance in fiscal 2015 was $5.5 million and was primarily related to the recent headcount reductions instituted with the transition to the “one-SSI” operating model.  This compares to $6.6 million of total bankruptcy-related facility exit costs and restructuring charges in fiscal 2014.

■

Net loss for fiscal 2015 was $33.5 million compared to net income of $58.6 million for the prior year.  The combined fiscal 2014 twelve-month period included net reorganization related gains of $78.4 million compared to $0.3 million of reorganization related charges in the current year.

■	Adjusted EBITDA for fiscal 2015 was $40.1 million as compared to Adjusted EBITDA of $42.6 million for fiscal 2014.

Mr. Yorio added, “While the aggressive actions taken in fiscal 2015 led to higher than planned restructuring costs, the net effect should be positive in future periods, given the efficiencies we expect to achieve across all departments and our lower cost structure.  We still have a lot of work ahead of us, especially as we enter the current peak season, but I’m confident that we have the right team in place to drive growth, improve profitability and increase shareholder value.”

The Company has changed its fiscal year from the last Saturday in April to the last Saturday in December and as a result, plans to report its financial results for the period of April 26, 2015 to December 26, 2015 on a transition report on Form 10-K and thereafter file reports for periods based on the new fiscal year.  For more specific information on the Company’s outlook, please refer to page 26 of the presentation on financial results which will be published shortly and made available on its website under the Investor Relations section.

The Company will be hosting a conference call and webcast on Friday, July 10, 2015 at 8:30 a.m. Eastern Time.  Speaking from management will be Joseph M. Yorio, School Specialty’s President and Chief Executive Officer and Ryan M. Bohr, the Company’s Executive Vice President and Chief Financial Officer.

Conference Call Information

•	Toll-free number: 877-266-0479 / International number: 920-663-6267 / Conference ID: 71421215

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (7/10/15 – 7/17/15).

Replay Information

• Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 71421215

Interested parties can also participate on the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 26, 2014, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact	Investor and Media Relations Contact
Ryan Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

####

	Successor Company		Successor Company	Non-GAAP Combined
	Three Months Ended April 25, 2015	Three Months Ended April 26, 2014	Twelve Months Ended April 25, 2015	Twelve Months Ended April 26, 2014

Revenues	$ 105,975	$ 108,253	$ 621,868	$ 630,742
Cost of revenues	70,013	65,464	393,710	384,924
Gross profit	35,962	42,789	228,158	245,818
Selling, general and administrative expenses	51,762	55,653	232,479	240,617
Impairment Charges	2,713	-	2,713	-
Facility exit costs and restructuring	1,776	518	6,056	6,552
Operating income (loss)	(20,289)	(13,382)	(13,090)	(1,351)

Other expense (income):
Interest expense	4,812	4,741	19,599	20,117
Change in fair value of interest rate swap.	(27)	(5)	(45)	483
Refund of early termination fee	-	-	-	(4,054)
Reorganization items, net	-	872	271	(78,379)
Income (loss) before provision for income taxes	(25,074)	(18,990)	(32,915)	60,482
Provision for income taxes	744	-	617	1,899
Net income (loss)	$ (25,818)	$ (18,990)	$ (33,532)	$ 58,583

Weighted average shares outstanding:
Basic	1,000	1,000	1,000
Diluted	1,000	1,000	1,000

Net Income (loss) per Share:
Basic	$ (25.82)	$ (18.99)	$ (33.53)
Diluted	$ (25.82)	$ (18.99)	$ (33.53)

Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (25,818)	$ (18,990)	$ (33,532)	$ 58,583
Provision for income taxes	744	-	617	1,899
Reorganization items, net	-	872	271	(78,379)
Restructuring costs	1,776	518	6,056	6,552
Restructuring-related costs in SG&A/cost of sales	1,755	2,907	10,324	8,276
Change in fair value of interest rate swap	(27)	(5)	(45)	483
Early termination fee	-	-	-	(4,054)
Impairment charges	2,713	-	2,713	-
Depreciation and amortization expense	5,361	4,586	19,233	21,859
Amortization of development costs	5,666	1,370	14,310	7,224
Net interest expense	4,812	4,741	19,599	20,117
Stock-based compensation	261	-	581	-
Adjusted EBITDA	$ (2,757)	$ (4,001)	$ 40,127	$ 42,560

	Successor Company
	April 25, 2015	April 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 8,920	$ 9,008
Accounts receivable, less allowance for doubtful accounts
of $806 and $984, respectively	58,685	62,631
Inventories, net	96,935	93,387
Deferred catalog costs	7,424	8,057
Prepaid expenses and other current assets	15,868	18,043
Refundable income taxes	1,549	-
Asset held for sale	-	2,200
Total current assets	189,381	193,326
Property, plant and equipment, net	32,024	39,045
Goodwill	21,588	21,588
Intangible assets, net.	41,055	48,251
Development costs and other, net	28,187	36,646
Deferred taxes long-term.	2	48
Investment in unconsolidated affiliate	715	715
Total assets	$ 312,952	$ 339,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 25,644	$ 12,388
Accounts payable	41,587	42,977
Accrued compensation	7,341	8,966
Deferred revenue	2,490	2,613
Other accrued liabilities	11,724	14,460
Total current liabilities	88,786	81,404
Long-term debt less current maturities	156,549	153,987
Other liabilities	1,240	1,171
Total liabilities	246,575	236,562

Stockholders' equity:
Successor preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Successor common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Successor capital in excess of par value	118,544	120,955
Accumulated other comprehensive loss	(1,151)	(414)
Accumulated deficit.	(51,017)	(17,485)
Total stockholders' equity	66,377	103,057
Total liabilities and stockholders' equity	$ 312,952	$ 339,619